CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 22, 2016, accompanying the financial statements of Investment Grade Income Trust, 20+ Year Series 2 (included in Van Kampen Unit Trusts, Taxable Income Series 334) as of July 31, 2016, and for each of the three years in the period ended July 31, 2016 and the financial highlights for the period from August 24, 2011 (date of deposit) through July 31, 2012 and for each of the four years in the period ended July 31, 2016, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-174179) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 22, 2016